EXHIBIT 10.56.5
CHANGE IN TERMS AGREEMENT

THIS CHANGE IN TERMS AGREEMENT (this “CIT”) is made by and between Heritage Bank of Commerce, a California banking corporation (“Bank”), with its headquarters address at 150 Almaden Boulevard, San Jose, California 95113, and Mission West Properties, Inc., a Maryland corporation (“Borrower”), with its principal address at 10050 Bandley Drive, Cupertino, California 95014.  This CIT is executed on September 1, 2011, and is made effective upon the satisfaction of all of the conditions precedent set forth herein (the “Effective Date”) at San Jose, California.

RECITALS

A.           As of March 4, 2008, Bank and Borrower entered into certain agreements (the “March 2008 Loan Documents”) including but not limited to a Revolving Credit Loan Agreement (the “Loan Agreement”), pursuant to which Bank agreed, subject to the terms and conditions set forth therein, to lend up to the sum of Ten Million Dollars ($10,000,000.00) to Borrower, and pursuant to which Borrower agreed to repay the loan on or before June 15, 2009.

B.           Thereafter, pursuant to a Change in Terms Agreement dated April 17, 2008 (the “April 2008 CIT”), Bank and Borrower made certain changes to the March 2008 Loan Documents, including but not limited to revising the Loan Agreement to provide for a Commitment Amount (as defined in the April 2008 CIT), to Seventeen Million Five Hundred Thousand and 00/100 Dollars ($17,500,000.00).  Borrower executed an Amended and Restated Revolving Credit Note dated April 17, 2008 pursuant to the April 2008 CIT (the “Note”).

C.           Thereafter, pursuant to a Change in Terms Agreement dated June 5, 2009 (the “June 2009 CIT”), Bank and Borrower made certain changes to the March 2008 Loan Documents, including but to limited to revising the Loan Agreement to extend the maturity date to September 15, 2009.

D.           Thereafter, pursuant to a Change in Terms Agreement dated August 20, 2009 (the “August 2009 CIT”), Bank and Borrower made certain changes to the March 2008 Loan Documents, including but to limited to revising the Loan Agreement to extend the maturity date to October 15, 2009.

E.           Thereafter, pursuant to a Change in Terms Agreement dated October 13, 2009, (the “October 2009 CIT”), Bank and Borrower (i) made certain changes to the March 2008 Loan Documents, including but to limited to revising the Loan Agreement (A) to modify of the interest rate applicable to the Loan to provide a “floor” of four percent (4%) per annum, (B) to adjust the amount of the Minimum Annual Fee and the date for payment thereof, and (C) to extend the maturity date to September 15, 2011, and (ii) pursuant to the October 2009 CIT, Mission West Properties, L.P. II, a Delaware limited partnership (“MWP LP II”) executed, acknowledged and delivered to Bank (i) an Agreement Not to Convey or Encumber (the “Agreement Not to Encumber”) and (ii) an Accommodation Deed of Trust - Variable Interest Rate – Revolving Line of Credit (the “Deed of Trust”), with respect to that certain real property owned by MWP LP II and located at 1600 Memorex Drive and 1688 – 1700 Richard Avenue, Santa Clara, California.  The Agreement Not to Encumber was recorded in the Official Records, Office of the County

Recorder of Santa Clara County, State of California (“Official Records”) on October 19, 2009 as Document Number 20470137.

F.           The Termination Date (as defined in the October 2009 CIT), is September 15, 2011. Borrower has requested, and Bank has agreed, subject to the terms and conditions of this CIT, to extend the Termination Date to September 15, 2013.

AGREEMENT

In consideration of the covenants, terms and conditions set forth herein, and in consideration and for other good and valuable consideration, the parties hereto agree as set forth below.

1. Incorporation by Reference.  The Recitals set forth above are true and correct and are incorporated herein by reference in this CIT, together with the March 2008 Loan Documents, the April 2008 CIT, the June 2009 CIT, the August 2009 CIT, the October 2009 CIT and any other documents executed by and between Bank and Borrower in connection with or after the March 2008 Loan Documents (sometimes, collectively, the “Loan Documents”).  All capitalized terms not defined herein shall have the meaning given in the Loan Documents.

2. Amendment of Definition of Termination Date.  The definition of “Termination Date” in Section 1.1 of the Loan Agreement is hereby deleted and replaced by the following:

“‘Termination Date’ shall mean September 15, 2013.”

3. Warranties and Representations.  Sections 4.16 and 4.17 of the Loan Agreement (which were added to the end of Article 4 of the Loan Agreement pursuant to the October 2009 CIT), are hereby amended deleted and replaced by the following:

“4.16.           Title to the Property.  (a) MWP LP II holds marketable and indefeasible fee simple absolute title to that certain real property owned by MWP LP II and located at 1600 Memorex Drive and 1688 – 1700 Richard Avenue, Santa Clara, California (the “Property”), (b) MWP LP II has the right and is lawfully authorized to encumber the Property, (c) the Property is subject only to those exceptions to title identified in that certain preliminary report prepared by First American Title Insurance Company dated July 12, 2011 (Update), Order Number NCS-303379-SC, which has been previously provided to Bank (the “Permitted Exceptions”), and (d) the Property is free from all due and unpaid  taxes, assessments and  mechanics’ and materialmen’s liens.

4.17.           Existing Leases and Existing Tenants. Borrower further represents and warrants to Bank that portions of the Property are currently leased to (i) Silicon Valley Colocation, (ii) Forward Technology, and (iii) BT INS (collectively, the “Existing Tenants”), pursuant to written leases, and any amendments thereto, copies of which have been provided to Bank (the “Existing Leases”).  The Existing Leases are in full force and effect; no event of default (and no event which, with the giving of notice and the passage of time would become an event of default) exists under any of the Existing Leases, and no changes or amendments have been made to any of the Existing Leases that have not been provided to Bank.  There are no occupants of the Property other than the Existing Tenants.”

4. Conditions Precedent. The effectiveness of this CIT and Bank’s obligations hereunder are conditioned upon the satisfaction of each and all of the following conditions on or before September 9, 2011:

(a) Borrower shall have executed and delivered this CIT to Bank;

(b) Borrower shall have provided to Bank a copy of resolutions of the Board of Directors of Borrower in form and substance satisfactory to Bank in its sole and absolute discretion authorizing the execution, delivery, and performance of this CIT, which shall have been certified by the Secretary or Assistant Secretary of Borrower as of the date of delivery as being complete, accurate, and in effect.

(c) Borrower shall have caused MWP LP II to procure and deliver to Bank and thereafter maintain a policy or policies of insurance in form and content and by an insurer or insurers satisfactory to Bank, naming Bank as Loss Payee, Mortgagee or Additional Insured (as applicable), including a clause giving Bank a minimum of thirty (30) days’ notice if such insurance is cancelled, as follows:  (i) fire insurance with standard extended coverage endorsements on a fair value basis for the full insurable value covering all Improvements on the Property in an amount sufficient to avoid application of any coinsurance clause, and with a standard mortgagee clause in favor of Bank; (ii) commercial general liability insurance on an “occurrence” basis, indicating coverage satisfactory to Bank, and naming Bank as an additional insured; (iii) workers’ compensation insurance, issued to MWP LP II, as may be required by applicable workers’ compensation insurance laws; (iv) any additional or different coverage as may be specified in Bank’s Agreement to Provide Insurance; and (v) any and all additional insurance that Bank in its reasonable judgment may from time to time require (including, without limitation, flood coverage), against insurable hazards which at the time are commonly insured against in the case of property similarly situated.  The Bank expressly will not require earthquake insurance.  Should the Property be located in an area designated by the Director of the Federal Emergency Management Agency as a special flood hazard area,  MWP LP II agrees to obtain and maintain Federal Flood Insurance, if available, for the full unpaid principal balance of the loan and any prior liens on the Property securing the loan, up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Bank, and to maintain such insurance for the term of the loan.  Borrower shall deliver (or shall cause MWP LP to deliver) to Bank a Lender’s Loss Payable Endorsement (438BFU or CP 12-18).  At Bank’s request, Borrower shall supply Bank with a counterpart original of any policy.

(d) Borrower shall have paid the sum of Four Thousand Five Hundred and 00/100 Dollars ($4,500.00) to Bank as and for the cost of the appraisal for the Property.

(e) Borrower shall have paid the sum of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) to Bank as and for a portion of Bank’s attorneys’ fees incurred in preparing this Agreement and any related documents.

(f) Borrower shall have paid to Bank the sum of Seventeen Thousand Five Hundred and 00/100 Dollars ($17,500.00) to Bank as and for the Minimum Annual Fee.

5. Legal Effect.  Except as specifically provided herein, all of the terms and conditions of the Loan Documents remain in full force and effect.

6. Integration.  This CIT is an integrated agreement.  Except as specifically set forth herein, and except for the Loan Documents as modified hereby, it supersedes all prior representations and agreements, if any, between the parties to this CIT.  This CIT and the Loan Documents as modified hereby contain the entire and only understanding of the parties with respect to the subject matter hereof and thereof, and may not be altered, amended or extinguished, except by a writing signed by all parties.

IN WITNESS WHEREOF, the parties hereto have executed and entered into this CIT effective as of the Effective Date first written above.

BANK:

HERITAGE BANK OF COMMERCE
a California banking corporation

By:           /s/ Roxanne Vane
                 Roxanne Vane
Its:           Senior Vice President / Regional Manager

BORROWER:

MISSION WEST PROPERTIES, INC.
a Maryland corporation

By:           /s/ Raymond V. Marino
 Raymond V. Marino
Its:           President and Chief Operating Officer